Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Investor Relations (336) 615-8065 investorrelations@thefreshmarket.com

The Fresh Market, Inc. Reports First Quarter Fiscal 2014 Earnings

• Net Sales Increased 17.6% in the First Quarter

• Comparable Store Sales Increased 2.5%

• Affirms Fiscal 2014 Sales and Adjusted Earnings Guidance

GREENSBORO, N.C. - May 22, 2014 - The Fresh Market, Inc. (NASDAQ: TFM), a high-growth specialty retailer, today announced unaudited sales and earnings results for its thirteen week first quarter ended April 27, 2014.

Fiscal First Quarter Financial Overview

•
Earnings per diluted share (“EPS”) under U.S. generally accepted accounting principles (“GAAP”) in the first quarter of fiscal 2014 were $0.34, compared to $0.46 per diluted share, in the first quarter of fiscal 2013. First quarter fiscal 2014 results include store closure and exit costs related to previously announced store closings in California and Texas.

•	Excluding store closure costs of $0.09 per diluted share, adjusted diluted earnings per share were $0.43 for the first quarter of fiscal 2014.

•
GAAP net income in the first quarter of fiscal 2014 was $16.6 million, compared to $22.1 million in the first quarter of fiscal 2013. First quarter fiscal 2014 GAAP net income includes pre-tax store closure and exit costs of $7.0 million related to previously announced store closings in California and Texas.

•	Net sales increased 17.6% to $431.0 million and comparable store sales increased 2.5% from the first quarter of fiscal 2013.

•
Gross profit increased 14.6%, or $18.8 million, to $148.2 million in the first quarter of fiscal 2014, compared to the same prior-year period. Gross margin for the first quarter was 34.4%, compared to 35.3% in the first quarter of the prior fiscal year.

•	The Company generated $56.2 million in cash flow from operations during the first fiscal quarter of 2014, compared to $45.9 million during the first quarter of the prior fiscal year.

Craig Carlock, President and Chief Executive Officer commented, “We are pleased with our first quarter performance, especially given the weather-challenged start to the quarter in the majority of our markets. Our positive comparable store sales and steady trends in customer traffic throughout the quarter were a result of our ongoing promotional successes and decision to hold prices steady despite higher food costs. During the quarter, we also continued to focus on increasing store penetration in existing markets and opened seven new stores in our core geographies, including Florida and North Carolina.”

First Quarter Operating Performance

Total net sales for the first quarter of fiscal 2014 increased 17.6% to $431.0 million and comparable store sales increased 2.5% to $368.3 million from the first quarter of fiscal 2013. The Company’s first quarter comparable store sales were driven by a 1.8%

increase in the number of transactions and a 0.7% increase in average transaction size as a result of promotional activity and the strength of the Easter holiday, partially offset by the impact of winter storms early in the quarter.

The Company’s gross profit increased 14.6%, or $18.8 million, to $148.2 million in the first quarter of fiscal 2014, compared to the same prior year period. The fiscal 2014 first quarter gross margin rate was 34.4% versus 35.3% in the first quarter of the prior fiscal year. The reduction in gross margin rate reflects a decrease in merchandise margins due to the Company’s decision to absorb some cost inflation and favorable responses to sales promotions, which drove a slight increase in the percent of revenue sold on promotion, as well as a slight increase in occupancy expenses as a percentage of net sales.

Selling, general, and administrative expenses for the first quarter of fiscal 2014 increased $17.4 million to $98.9 million, compared to the first quarter of fiscal 2013. Selling, general, and administrative expenses as a percentage of sales for the quarter increased 70 basis points to 22.9%, compared to 22.2% in the first quarter of fiscal 2013. The increase as a percentage of sales was primarily attributable to higher store labor costs at non-comparable stores and higher pre-opening expenses associated with the opening of seven new stores compared to two new stores in the prior year quarter.

Operating income was $27.6 million, or 6.4% of sales, for the first quarter of fiscal 2014, compared to $35.4 million, or 9.7% of sales, in the first quarter of fiscal 2013. The Company’s first quarter 2014 operating income included store closure and exit costs of $7.0 million related to the recognition of certain lease liabilities, severance and other exit costs associated with previously announced store closures. Excluding the store closure and exit costs recognized in the first quarter of fiscal 2014, adjusted operating income was $34.6 million, or 8.0% of sales, for the quarter. Adjusted operating income and adjusted diluted earnings per share are non-GAAP financial measures. The schedules attached to this press release include a reconciliation of these non-GAAP financial measures to comparable GAAP financial measures.

Balance Sheet and Cash Flow

During the first quarter of fiscal 2014, the Company generated $56.2 million in cash flow from operations and invested $24.4 million in capital expenditures, of which $22.6 million related to new and remodeled stores.

The total outstanding balance on the Company’s revolving credit facility at the end of the first quarter was $0.5 million, a decline of 98.0% from $24.7 million at the end of fiscal 2013.

On a trailing four quarter basis for the period ended April 27, 2014, the Company’s return on assets was 9.8%; return on invested capital, excluding excess cash, was 14.3%; and return on equity was 16.5%. Excluding the impact from the impairment of certain real estate and store related assets recognized in the fourth quarter of fiscal 2013 and the store closure and exit charges recognized in the first quarter of fiscal 2014, the Company’s adjusted return on assets was 14.1%; adjusted return on invested capital, excluding excess cash, was 19.9%; and adjusted return on equity was 22.5%. These financial return measures are non-GAAP financial measures. The schedules attached to this press release include a discussion of these non-GAAP measures, as well as the details of the Company’s calculations of these financial return measures.

Growth and Development

During the first quarter of fiscal 2014, the Company opened seven new stores, including three stores in Florida, two stores in North Carolina and one each in Virginia and Illinois. As of April 27, 2014, the Company operated 154 stores in 26 states.

The following table provides additional information about the Company’s real estate and store opening activities through the first quarter of fiscal 2014. Leases signed as of April 27, 2014 are for stores expected to open during or after fiscal 2014.

	Stores Opened in Q1 FY 2014	Leases Signed for Future Store Locations [1]
Number of new leased store locations	7	21
Number of ground leased and owned property store locations	—	—
Number of relocations	—	—
Average capital cost per store [2]	$3.4 million
Information for All Open Stores
Average store size (gross square feet)	21,090
Total rentable square footage (at end of period)	3.2 million
Note 1: Includes leases for stores expected to open after April 27, 2014 and such leases typically include customary leasing conditions. In general, we do not announce the location of a new store until all conditions to the lease are satisfied or our involvement in the property or project will be made public in connection with governmental permitting or approvals or in dealing with other third-parties. We generally identify a store as “coming soon” when we take possession of the property and commence our construction related activities. The Company's website sets forth the most current list of announced lease locations and stores that are “coming soon.”

Note 2: Net of capital contributions, if any, received from landlords and including building costs, but excluding cost of land for owned stores. Lease inducement costs and similar prepayments in connection with acquiring or entering into new leases are not included in the capital cost per store and are included as a long-term asset and expensed over the primary term of the lease.

Fiscal 2014 Outlook

“As we look at the remainder of fiscal 2014, we continue to be encouraged about our business and our growth prospects in the expanding specialty retail market and believe our real estate strategy and initiatives to drive awareness of the convenience of our stores and quality of our products will position us well for long-term growth,” commented Carlock.

Based on first quarter results and the outlook for the remainder of the year, the Company is affirming its fiscal 2014 forecast of adjusted earnings of $1.56 to $1.66 per diluted share. This forecast excludes anticipated pre-tax store closure and exit costs of approximately $0.27 per diluted share related to the previously announced store closings in California and Texas to be recognized primarily during the first half of fiscal 2014. GAAP diluted earnings per share are now expected to be $1.29 to $1.39, including the aforementioned store closure and exit costs of approximately $0.27 per diluted share.

Management’s outlook for fiscal 2014 is based upon the following expectations:

•	Comparable store sales growth of 1.5% to 3.5%

•	Pre-opening expenses in line with fiscal 2013

•	Occupancy costs as a percent of sales to increase 30 basis points from fiscal 2013

•	An effective tax rate of 37.5%

•	Approximately $110 million to $130 million in capital expenditures, primarily related to real estate investments

•	Unit growth of 23 to 24 new stores, with 4 new stores opening in the second quarter and 12 to 13 new stores opening in the second half of the year

•	Remodeling 4 to 5 stores

•
Pre-tax store closure and exit costs related to the four closed California and Texas stores of approximately $21 million, of which $7.0 million were incurred in the first quarter and the remainder to be incurred primarily in the second quarter of fiscal 2014

•
Year-on-year improvement in operating results associated with stores operating in California and Texas beginning in the second half of the fiscal year, after the closure of three stores in Sacramento, California and one in Houston, Texas in the first quarter of fiscal 2014

Earnings Conference Call

The Company will host a conference call today at 5:00 p.m. Eastern Time. During the conference call, the Company may answer questions concerning its business. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
The call will be broadcast via a live audio webcast at www.thefreshmarket.com, within the Investor Relations section of the Company website. Investors and analysts interested in participating on the call are invited to dial (877) 407-8293 or (201) 689-8349 to access the call. A telephone replay will be available for two weeks following the call. To access the replay, please call (877) 660-6853 or (201) 612-7415 with conference ID #13580977.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of May 22, 2014, the Company operates 157 stores in 26 states across the United States.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs regarding future business and financial performance and financial condition, and include those in the "Fiscal 2014 Outlook" section above. These statements involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management "anticipates," "plans," "estimates," "expects," "believes," and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: accounting entries and adjustments at the close of a fiscal quarter; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in economic and financial conditions, including the outcome of negotiations surrounding U.S. fiscal policy which, even if resolved, may be adverse due to tax increases and spending cuts, and the resulting impact on consumer confidence; other changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions, including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites and as between existing markets and newer markets; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, contractors, subcontractors, government agencies, and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; our requirement to impair recorded goodwill and other long-lived assets; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential and/or personal information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures, including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification, and other third-party coverage of any losses suffered in connection therewith; tax matters; numerous other matters of national, regional and global scale, including those of a political, economic, business, and competitive nature; and other factors as set forth from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by any applicable securities laws.
* * * * *

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.

Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended
	April 27, 2014	April 28, 2013

Sales	$431,002	$366,626
Cost of goods sold	282,836	237,289
Gross profit	148,166	129,337

Operating expenses:
Selling, general and administrative expenses	98,863	81,478
Impairments and store closure costs	6,700	140
Depreciation	15,026	12,335
Income from operations	27,577	35,384
Interest expense	1,097	244
Income before provision for income taxes	26,480	35,140
Tax provision	9,909	13,020

Net income	$16,571	$22,120

Net income per share:
Basic and diluted	$0.34	$0.46

Weighted average common shares outstanding:
Basic	48,266,742	48,159,785

Diluted	48,418,242	48,326,452

Comprehensive income:
Net income	$16,571	$22,120
Other comprehensive income	—	—

Total comprehensive income	$16,571	$22,120

The Fresh Market, Inc. Consolidated Balance Sheets (In thousands, except share amounts) (unaudited)

	April 27, 2014	January 26, 2014
Assets
Current assets:
Cash and cash equivalents	$19,118	$11,745
Accounts receivable	11,585	11,098
Inventories	53,128	55,656
Prepaid expenses and other current assets	3,509	4,304
Income tax benefit	—	1,692
Deferred income taxes	4,378	3,267
Total current assets	91,718	87,762
Property and equipment, net	384,472	373,449
Other assets	8,717	8,417
Total assets	$484,907	$469,628

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$44,904	$46,942
Accrued liabilities	80,492	63,694
Total current liabilities	125,396	110,636
Long-term debt	500	24,700
Capital leases and financing obligations	33,668	26,069
Deferred income taxes	5,884	12,017
Deferred rent	13,820	13,460
Deferred lease incentives	14,455	13,347
Other liabilities	16,596	13,134
Total noncurrent liabilities	84,923	102,727

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 48,276,436 and 48,260,804 shares issued and outstanding as of April 27, 2014 and January 26, 2014, respectively	483	483
Additional paid-in capital	114,781	113,029
Retained earnings	159,324	142,753
Total stockholders' equity	274,588	256,265
Total liabilities and stockholders' equity	$484,907	$469,628

The Fresh Market, Inc.
Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended
	April 27, 2014	April 28, 2013
Operating activities
Net income	$16,571	$22,120
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,082	12,390
Loss (gain) on disposals of property and equipment	1,821	(43)
Share-based compensation	1,836	1,392
Excess tax shortfall (benefit) from share-based compensation	87	(16)
Deferred income taxes	(7,244)	380
Change in assets and liabilities:
Accounts receivable	(487)	418
Inventories	2,528	1,602
Prepaid expenses and other assets	2,131	23
Accounts payable	(2,038)	(377)
Accrued and other liabilities	25,883	8,010
Net cash provided by operating activities	56,170	45,899

Investing activities
Purchases of property and equipment	(24,426)	(17,219)
Proceeds from sale of property and equipment	7	61
Net cash used in investing activities	(24,419)	(17,158)

Financing activities
Borrowings on revolving credit facility	94,033	109,862
Payments made on revolving credit facility	(118,233)	(136,862)
Payments made on capital and financing lease obligations	(95)	—
Proceeds from issuance of common stock pursuant to employee stock purchase plan	51	55
Excess tax (shortfall) benefit from share-based compensation	(87)	16
Payments on withholding tax for restricted stock unit vesting	(141)	(66)
Proceeds from exercise of share-based compensation awards	94	534
Net cash used in financing activities	(24,378)	(26,461)

Net increase in cash and cash equivalents	7,373	2,280
Cash and cash equivalents at beginning of period	11,745	8,737

Cash and cash equivalents at end of period	$19,118	$11,017

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1,065	$124

Cash paid during the period for taxes	$296	$6,454

Non-cash investing and financing activities:
Property and equipment acquired through capital and financing lease obligations	$5,758	$1,516

The Fresh Market, Inc.
Occupancy Costs
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended
	April 27, 2014	April 28, 2013

Pre-Opening Rent	$673	$333
Other Occupancy Costs	21,056	17,161
Total Occupancy Costs	$21,729	$17,494

Occupancy costs are reflected in the "Cost of goods sold" line item on the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
New Store Pre-Opening Expenses
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended
	April 27, 2014	April 28, 2013

New Store Pre-Opening Expenses	$1,471	$575

New store pre-opening expenses are reflected in the "Selling, general and administrative expenses" line item on the Consolidated Statements of Comprehensive Income.

The Fresh Market, Inc.
Reconciliation of Adjusted Financial Statement Items (1)
(In thousands, except per share amounts)
(unaudited)

Reconciliation of Adjusted Statement of Income Items For the Thirteen Weeks Ended April 27, 2014:

	GAAP		Adjusted
	Q1 FY 2014	Adjustments (1)	Q1 FY 2014
Income from operations	$27,577	$7,019	$34,596

Income before provision for income taxes	$26,480	$7,019	$33,499

Tax provision	$9,909	$2,703	$12,612

Net income	$16,571	$4,316	$20,887

Net income per share:
Basic and diluted	$0.34	$0.09	$0.43
(1) In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company is also presenting results on an "adjusted" basis in order to exclude certain charges incurred with the closure and exit costs of four stores closed during the thirteen weeks ended April 27, 2014. These charges totaled $7.0 million for the thirteen weeks ended April 27, 2014, with $6.6 million recorded to the "Impairment and store closure costs" line item on the Consolidated Statements of Comprehensive Income. These charges include the recognition of certain lease liabilities, severance, loss on the disposal of assets and other exit costs. The remaining charges relate to the liquidation of inventory and are reflected on other line items of the Consolidated Statements of Comprehensive Income. These measures are not in accordance with, or an alternative to, GAAP, and are reconciled to the Company's most recent GAAP financial statements. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures to review the Company's financial results and evaluate its business operations.

The Fresh Market, Inc.
Calculation of Return Metrics (1)
(unaudited)
	April 27, 2014 Calculated Using GAAP	April 27, 2014 Calculated Using Adjusted	April 28, 2013 Calculated Using GAAP
Return Metrics - Trailing Four Quarters	Net Income (2)	Net Income (3)	Net Income (2)
Return on assets (4)	9.8%	14.1%	18.4%
Return on invested capital (5)	14.3%	19.9%	25.6%
Return on equity (6)	16.5%	22.5%	30.2%

(1)
The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing financial results of the Company. The financial return metrics are calculated on a trailing four quarter basis. Our manner of calculating these return metrics is set forth in the footnotes below and may not be comparable to the manner in which other companies calculate these return metrics.

(2)	The return metrics in this column are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.

(3)
The return metrics in this column are calculated using adjusted net income, which is a non-GAAP measure. Please see the schedule entitled "Reconciliation of Adjusted Financial Statements Items" to the press release to which this schedule is attached for the reconciliation of net income to adjusted net income determined in accordance with GAAP.

Trailing four quarters ended April 27, 2014

Net income	$45.2
Impairment and store closure costs	34.6
Adjustment for taxes	(13.4)
Adjusted net income	$66.4

(4)
Net Income/Average Assets (for the columns which present metrics calculated using net income) and Adjusted Net Income/Average Assets (for the column which presents metrics calculated using adjusted net income).

(5)
(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the columns which present metrics calculated using net income) and (ii) adjusted net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using adjusted net income).

(6)
Net Income/Ending Equity (for the columns which present metrics calculated using net income) and Adjusted Net Income/Ending Equity (for the column which presents metrics calculated using adjusted net income).

Non-GAAP Financial Measures

While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), we also provide certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement, not as a substitute for measures of financial performance prepared in accordance with GAAP. We use this information internally to make operating decisions, and believe it is helpful to investors because it allows period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analyses and to better identify operating trends that may otherwise be masked or distorted. Finally, the Company believes such information provides a higher degree of transparency. Investors should consider non-GAAP measures in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.